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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): APRIL 5, 2004

                              ---------------------

                                  CATUITY INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       000-30045               38-3518829
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


2711 E. JEFFERSON AVE.
DETROIT, MICHIGAN 48207                                   (313)-567-4348
 (Address of principal                           (Registrant's telephone number,
  executive offices)                                  including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)




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ITEM 5.  OTHER EVENTS

CATUITY PROVIDES GUIDANCE FOR FIRST QUARTER 2004 AND REMAINDER OF YEAR

Detroit, MI., (April 5, 2004) -- Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a leading provider of loyalty software for transaction processors, card issuers and merchants, today provided guidance to its investors regarding the first quarter of 2004 and the remainder of the year.

For the quarter ending March 31, the company expects revenue of approximately $470,000, most of which is attributable to its work for Target and Visa. This compares to last year's first quarter revenue of $1,475,000 of which approximately $1.1 million was license revenue that was recorded as deferred revenue in 2002. Software development and services revenue for the first quarter of 2004 are expected to be approximately $460,000 compared to approximately $400,000 in the first quarter of 2003.

Michael Howe, President and CEO of Catuity, indicated: "Although it is difficult to predict the amount and timing of future revenue, we currently believe our 2004 revenue will be significantly less than that recorded for 2003 as a result of the phasing out of the Target Visa smart card program. As a result of the revenue loss, we will incur a loss in 2004, as compared to our close-to-break-even 2003 results."

Howe added that at the end of March 2004 Catuity had approximately $5.1 million of cash and projected that operating expenses for the last nine months of the year will be approximately $3.6 million. This compares to expenses in the last nine months of 2003 of approximately $4.5 million. "Our agreements with our current channel partners Maritz, Certegy, KESM and EMS should generate revenue in 2004 and additional revenue in 2005 as they add new retail licensees. We are also continuing to examine other expense reduction opportunities in 2004," Howe said.

"In 2003 almost all of our software development and service focus was on smart Visa and Target Corporation," said Howe. "We learned much from our successful installation of the Catuity system with a national retailer. Catuity delivered its software on time, to system tested customer specifications, and within budget. This has provided our channel partners and other retailers with confidence that Catuity is a reliable source for their loyalty software initiatives.

"During the past three years, while our resources have been directed primarily to the Visa/Target initiative, information technology has continued to advance significantly. Our product development team is now able to add new technological improvements to our proprietary system to keep Catuity competitive. These changes will allow us to integrate our system to more databases, making our software easier for our customers to provide highly targeted offers based on more customer data, and make it much easier to integrate the Catuity system to their various POS environments," explained Howe.

He also said that Catuity anticipates that its efforts in 2004 will be directed more toward magnetic stripe cards, rather than smart cards. "In North America, Western Europe and Australia, we believe that mag stripe with loyalty rewards stored, not on the card, as in the case of smart cards, but on a host server will be preferred. The discussions that we have had with Maritz, Certegy and others, indicate that this appears to be the preference. We are also able to utilize our system with smart cards as EMV mandates are accomplished in various regions of the world".

"Although we are very disappointed in the decision by Target to phase out its use of smart chip technology, we remain optimistic about our business opportunities and we continue to work to grow this business and bring about profitability and long-term value to our shareholders," Howe said.

Catuity, Inc. is a leading provider of loyalty program management and e-coupon software to merchants, card issuers and processors. Clients of Catuity use the software to establish and administer a new breed of customer loyalty and e-coupon programs that immediately reward profitable behavior by customers at the point of sale. The patented software can be used to attract and retain customers and to encourage more valuable purchases, thereby resulting in greater revenue for the merchant or card issuer. The Catuity system supports many forms of customer ID, including

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mag-stripe, smart cards and RFID tokens. Catuity's smart card loyalty applet has been loaded on millions of chip-based credit cards. Catuity's software is in use in more than 3,000 U.S. stores, in addition to Target's chain of stores. In addition to its innovative software, Catuity also provides marketing expertise and support services to its clients. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission.


Contact: Michael V. Howe            or           Beverly Jedynak
         President & CEO                         Martin E. Janis & Company, Inc.
         313-567-4348 ext. 213                   312-943-1100 ext. 12
                                                 cell:  773-350-5793


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  CATUITY INC.
                                  (Registrant)


                              By /s/ John H. Lowry
                                 -----------------------------------
                                    John H. Lowry
                                    Senior Vice President,
                                    Chief Financial Officer & Secretary



Date:  April 5, 2004